News Release
                                                          Contact: Dean Jernigan
                                                                  Chairman & CEO
                                                               Storage USA, Inc.
                                                                  (901) 252-2000

For Immediate Release
---------------------


            Bill Razzouk Named President and COO of Storage USA, Inc.

         MEMPHIS, Tennessee (August 28, 1997) -- William J. Razzouk, 49, has been named president and chief operating officer of Storage USA, Inc. (NYSE:SUS), operator and franchiser of more than 300 self-storage facilities in 31 states and the District of Columbia.

         Razzouk joins Storage USA after a lengthy career in executive management with a number of corporations, most recently America On Line and Federal Express Corporation. He served as president of AOL and Executive Vice President - Worldwide Customer Operations of FedEx. While at Federal Express, he was responsible for planning and executing all sales marketing operations and customer service functions internationally, responsibilities that accounted for approximately 100,000 employees.

         "Bill Razzouk helped take FedEx from operations in two countries to operations in more than 200," said Dean Jernigan, chairman and chief executive officer of Storage USA, "and we look forward to the same kind of executive vision and leadership from him. I cannot overstate how pleased we are that he is joining us."

         In addition to assuming the presidency of Storage USA, Razzouk will serve on the company's board of directors. He is also a director of La Quinta Inns, Inc., a San Antonio-based hotel chain.

         Razzouk said that his immediate challenge will be to continue the exceptional, profitable growth levels Storage USA has enjoyed and to ensure that it retains its market differentiation by continuing to provide a much higher level of customer service than is common within the industry.


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         "The self-storage market has been highly fragmented and is in the early stages of consolidation," Razzouk said. "To successfully participate in this consolidation requires our on-going focus on finding the best properties, growing our body of well trained and dedicated managers, and providing the best levels of service to our customers."

         Razzouk, a graduate of the University of Georgia, is married and resides with his wife and three children in Memphis.

         Storage USA is a fully integrated, self-administered and self-managed real estate investment trust with principal offices in Memphis and Columbia, Maryland. The company is engaged in the management, acquisition, development, construction and franchising of self-storage facilities.

         Of its current total of 328 self-storage facilities in 31 states and the District of Columbia, the company owns 297 and manages an additional 31. Cumulatively, this represents 22 million square feet of storage space, of which
20.1 million is company owned and 1.9 million is under management contract. In addition, Storage USA has 21 self-storage facilities in development or construction, which will add another 1.5 million square feet of storage space.

         More information,  including  quarterly and annual financial data and a
property   database,   may  be  obtained  through  the  company's  web  site  at
http://www.sus.com.

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